UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 4, 2022
Date of Report (date of earliest event reported)

ANGION BIOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39990		11-3430072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

51 Charles Lindbergh Boulevard	Uniondale	New York	11553
(Address of Principal Executive Offices)			(Zip Code)
(415) 655-4899
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ANGN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02 Results of Operations and Financial Condition.

On January 4, 2022, Angion announced that it expects to report cash and cash equivalents as of December 31, 2021, totaling approximately $88.8 million when it reports its 2021 annual earnings in March 2022.

Item 2.05 Costs associated with Exit or Disposal Activities

On January 4, 2022, Angion announced a reduction in force that will impact somewhat less than half of its current employees. Angion’s decision to engage in this reduction, results from an assessment of Angion’s internal resources needs, given Angion’s 2021 disclosure that the results of the Phase 3 study of ANG-3777 in patients at risk for delayed graft function (DGF) would likely not support a regulatory approval in that population. This reduction is a cost-cutting measure across the organization to support Angion’s 2022 primary focus on the clinical development of its investigational asset ANG-3070, a highly selective, oral tyrosine kinase receptor inhibitor in development as a treatment for fibrotic diseases, particularly in the kidney and lung, as well as advancing preclinical assets to IND-enabling studies.

Angion expects a charge of approximately $2.9 million to implement and conclude this plan in the first quarter of 2022. These charges are primarily one-time termination benefits and are all cash charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGION BIOMEDICA CORP.

	By:	/s/ Jennifer J. Rhodes, as attorney-in fact for Jay. R. Venkatesan
Date: January 4, 2022		Jay R. Venkatesan, M.D. President and Chief Executive Officer and